Exhibit 99.1

Great Elm Capital Corp. Announces FIRST Quarter 2020 Financial Results; MAINTAINS Liquid BALANCE SHEET; FIRST Quarter Net Investment Income of $0.26 Per Share; BOARD SETS THIRD QUARTER 2020 DISTRIBUTION OF $0.083 PER SHARE PER MONTH

WALTHAM, MA, May 11, 2020 – Great Elm Capital Corp. (“we,” “us,” “our” or “GECC”), (NASDAQ: GECC), today announced its financial results for the quarter ended March 31, 2020.

FINANCIAL HIGHLIGHTS

▪	During the quarter ended March 31, 2020, remarkable volatility in the leveraged credit markets meaningfully impacted the fair value of our investments
▪

Net realized losses for the quarter ended March 31, 2020 were approximately $11.3 million, or $1.12 per share. Net unrealized depreciation from investments for the quarter ended March 31, 2020 was approximately $24.9 million, or $2.47 per share

▪	During the quarter ended March 31, 2020, we maintained a liquid balance sheet with approximately $22.8 million of cash and no secured credit facility
▪	As of March 31, 2020, our asset coverage ratio was approximately 141.1% vs. a minimum asset coverage ratio of 150.0% (the “Minimum ACR”)
▪

As a result of falling below the Minimum ACR, we will be subject to certain limitations on our ability to incur additional debt, make cash distributions on junior securities or repurchase junior securities

▪	In May 2020, our Board of Directors (the “Board”) set monthly distributions of $0.083 per share for the third quarter of 2020
▪

The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders; the remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock

▪	Net investment income (“NII”) for the quarter ended March 31, 2020 was approximately $2.7 million, or $0.26 per share, equating to greater than 1x distribution coverage
▪

Net assets on March 31, 2020 were approximately $50.8 million. NAV per share on March 31, 2020 was $5.05, as compared to NAV per share of $8.63 on December 31, 2019, largely driven by unrealized losses in certain of our investments

“The fair value of our portfolio was significantly impacted by volatility in the credit markets associated with the COVID-19 pandemic,” remarked Peter A. Reed, GECC’s Chief Executive Officer. “We believe that most of our portfolio companies are well positioned for a difficult economic environment, but they are also grappling with meaningful uncertainty. Consequently, we remain focused on maintaining significant liquidity and strengthening our balance sheet. Paying a substantial portion of our base distributions in shares helps build our equity capital. This increased equity capital will strengthen our balance sheet and help increase our asset coverage ratio.”

PORTFOLIO AND INVESTMENT ACTIVITY

As of March 31, 2020, we held 28 debt investments, totaling approximately $146.7 million and representing 88.6% of the fair market value of our total investments. First lien and/or secured debt investments comprised 100.0% of the fair market value of our debt investments. As of the same date, we held seven equity investments, totaling approximately $18.8 million and representing 11.4% of the fair market value of our total investments.

As of March 31, 2020, the weighted average current yield on our debt portfolio was 10.0%. Floating rate instruments comprised approximately 72.1% of the fair market value of debt investments.

During the quarter ended March 31, 2020, we deployed approximately $31.9 million into 11 investments(1). The weighted average price of the debt deployment activity was 99% of par, carrying a weighted average current yield of 7.1%.

During the quarter ended March 31, 2020, we monetized, in part or in full, 12 investments for approximately $29.4 million(2), at a weighted average current yield of 13.7%. Our weighted average realized price was 82% of par.

CONSOLIDATED RESULTS OF OPERATIONS

Total investment income for the quarter ended March 31, 2020 was approximately $6.4 million, or $0.64 per share. Total expenses for the quarter ended March 31, 2020 were approximately $3.8 million, or $0.38 per share.

Net realized losses for the quarter ended March 31, 2020 were approximately $11.3 million, or $1.12 per share. Net unrealized depreciation from investments for the quarter ended March 31, 2020 was approximately $24.9 million, or $2.47 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2020, available liquidity from cash was approximately $22.8 million, exclusive of our holdings of United States Treasury Bills. Total debt outstanding as of March 31, 2020 was $123.8 million, comprised of our 6.50% senior notes due September 2022 (NASDAQ: GECCL), our 6.50% senior notes due June 2024 (NASDAQ: GECCN) and our 6.75% senior notes due January 2025 (NASDAQ: GECCM).

Importantly, as of March 31, 2020, we had no secured credit facility, which allows for greater flexibility in the use of our cash and other assets.

As of March 31, 2020, our asset coverage ratio was approximately 141.1%. We are subject to a Minimum ACR of 150.0%, per the proposal that was approved at our 2018 Annual Stockholders’ Meeting. As a result of falling below the Minimum ACR, we will be subject to certain limitations on our ability to incur additional debt, make cash distributions on junior securities or repurchase junior securities, in each case, in accordance with the Investment Company Act of 1940, as amended, and the indentures governing our outstanding notes, until such time we are above the Minimum ACR.

SELECT SUBSEQUENT ACTIVITY

Distributions

As previously announced, in March 2020, our Board declared monthly distributions through the month ending June 30, 2020 of $0.083 per share. Such distributions shall be paid in cash or in shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 20% of the total distributions paid to all shareholders. The remainder of the distributions (approximately 80%) will be paid in the form of shares of our common stock

In May 2020, our Board set monthly distributions of $0.083 per share for the third quarter of 2020, through the month ending September 30, 2020. The distributions will be paid in cash or shares of our common stock at the election of shareholders, although the total amount of cash to be distributed to all shareholders will be limited to approximately 10% of the total distributions to be paid to all shareholders. The remainder of the distributions (approximately 90%) will be paid in the form of shares of our common stock, in accordance with applicable law and the indentures governing our outstanding notes.

CONFERENCE CALL AND WEBCAST

Great Elm Capital Corp. will host a conference call and webcast on Monday, May 11, 2020 at 10:00 a.m. Eastern Time to discuss its first quarter financial results. All interested parties are invited to participate in the conference call by dialing +1 (844) 820-8297; international callers should dial +1 (661) 378-9758. Participants should enter the Conference ID 7099005 when asked. For a copy of the slide presentation that will be referenced during the course of our conference call, please visit: http://www.investor.greatelmcc.com/events-and-presentations/presentations

The conference call will be webcast simultaneously at:
https://edge.media-server.com/mmc/p/2seyne5g

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC targets catalyst-driven investments as it seeks to generate attractive, risk-adjusted returns through both current income and capital appreciation.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills and money market mutual funds.

(2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills and money market mutual funds.

Great Elm Capital Corp.

Consolidated Statements of Assets and Liabilities

Dollar amounts in thousands (except per share amounts)

	March 31, 2020	December 31, 2019
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $161,050 and $168,269, respectively)	$120,494	$147,412
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $74,994 and $85,733, respectively)	74,978	85,733
Affiliated investments, at fair value (amortized cost of $103,196 and $102,704, respectively)	36,015	40,608
Controlled investments, at fair value (amortized cost of $10,086 and $10,601, respectively)	9,003	9,595
Total investments	240,490	283,348

Cash and cash equivalents	22,837	4,606
Receivable for investments sold	5,639	-
Interest receivable	3,519	2,350
Dividends receivable	400	14
Due from portfolio company	660	617
Due from affiliates	15	15
Prepaid expenses and other assets	49	89
Total assets	$273,609	$291,039

Liabilities
Notes payable 6.50% due September 18, 2022 (including unamortized discount of $756 and $839, respectively)	$31,648	$31,792
Notes payable 6.75% due January 31, 2025 (including unamortized discount of $1,255 and $1,321, respectively)	45,097	45,078
Notes payable 6.50% due June 30, 2024 (including unamortized discount of $1,953 and $2,058, respectively)	43,045	42,942
Payable for investments purchased	92,222	72,749
Interest payable	359	354
Distributions payable	835	1,338
Accrued incentive fees payable	8,257	8,157
Due to affiliates	855	997
Accrued expenses and other liabilities	446	743
Total liabilities	$222,764	$204,150

Commitments and contingencies (Note 6)	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 10,062,682 shares issued and outstanding and 10,062,682 shares issued and outstanding, respectively)	$101	$101
Additional paid-in capital	193,114	193,114
Accumulated losses	(142,370)	(106,326)
Total net assets	$50,845	$86,889
Total liabilities and net assets	$273,609	$291,039
Net asset value per share	$5.05	$8.63

Great Elm Capital Corp.

Consolidated Statements of OPERATIONS

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended March 31,
	2020	2019
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$4,466	$3,849
Affiliated investments	227	198
Affiliated investments (PIK)	1,224	875
Controlled investments	70	514
Controlled investments (PIK)	-	284
Total interest income	5,987	5,720
Dividend income from:
Non-affiliated, non-controlled investments	3	73
Controlled investments	400	400
Total dividend income	403	473
Other income from:
Non-affiliated, non-controlled investments	30	100
Controlled investments	9	20
Total other income	39	120
Total investment income	$6,429	$6,313

Expenses:
Management fees	$698	$706
Incentive fees	100	696
Administration fees	204	211
Custody fees	20	15
Directors’ fees	51	50
Professional services	257	239
Interest expense	2,305	1,454
Other expenses	142	158
Total expenses	$3,777	$3,529
Net investment income	$2,652	$2,784

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$(11,456)	$608
Affiliated investments	-	-
Controlled investments	-	-
Repurchase of debt	143	-
Total net realized gain (loss)	(11,313)	608
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	(19,715)	2,143
Affiliated investments	(5,085)	3,123
Controlled investments	(77)	(590)
Total net change in unrealized appreciation (depreciation)	(24,877)	4,676
Net realized and unrealized gains (losses)	$(36,190)	$5,284
Net increase (decrease) in net assets resulting from operations	$(33,538)	$8,068

Net investment income per share (basic and diluted):	$0.26	$0.26
Earnings per share (basic and diluted):	$(3.33)	$0.76
Weighted average shares outstanding (basic and diluted):	10,062,682	10,641,734

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com